Contact:        Matt Clawson (Investors)          Roderick de Greef
                Len Hall (Media)                  Chief Financial Officer
                Allen & Caron, Inc.               Cardiac Science, Inc.
                (949) 474-4300                    (949) 797-3800
                matt@allencaron.com
                len@allencaron.com

              CARDIAC SCIENCE ANNOUNCES PRELIMINARY SECOND QUARTER
                                 REVENUE RESULTS

IRVINE, CA (July 7, 2004)....Cardiac Science, Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automated public-access defibrillators (AEDs) and provider of comprehensive AED/CPR training services, today announced that revenue for its second quarter ended June 30, 2004 was within the range of company guidance and is expected to be between $17.3 and $17.5 million, representing sequential growth of approximately 11 percent over the first quarter ended March 31, 2004 and approximately 20 percent over last year's second quarter.

      Cardiac Science Chairman and CEO Raymond W. Cohen said, "We are pleased with the top line results for the period, which are within the range we had estimated. This is especially true in light of the fact that our two new AED products, the Powerheart(R) G3-Automatic and Powerheart(R) G3-Pro only began shipping to international customers in the last days of the quarter."

      The Company will provide additional details on a quarterly conference call and webcast following the report of Cardiac Science's full second quarter 2004 results later this month.

About Cardiac Science
      Cardiac Science develops, manufactures and markets Powerheart(R)-brand public-access defibrillators (AEDs) and offers comprehensive AED/CPR training and AED program management services that facilitate successful deployments. The Company also makes the Powerheart(R) CRM(TM), the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms. Cardiac Science also manufactures its AED products on a private label basis for other leading medical companies. For more information, please visit www.cardiacscience.com, email Cardiac Science at info@cardiacscience.com or call 1-949-797-3800.

      This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time the company, or its representatives, have made or may make forward-looking statements orally or in writing. The words "estimate", "potential", "intended", "expect", "anticipate", "believe", and similar expressions or words are intended to identify forward looking statements. Such forward-looking statements include, but are not limited to the achievement of future revenue growth and operating profitability. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company's Form 10-K for the year ending December 31, 2003, subsequent quarterly filings, and other documents filed by the Company with the Securities and Exchange Commission.

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